Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Duke Energy Corporation (the “Company”) dated March 1, 2007 (October 1, 2007 as to the impacts described in the “Recasting of Previously Issued Financial Statements” section of Note 1 and the updates to the William States Lee III nuclear power project, the Cliffside Steam Station, and the Company’s 2007 application to increase rates in North Carolina in the “US Franchised and Electric and Gas” section of Note 4) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of a new accounting standard and the January 2, 2007 spin-off of the Company’s natural gas business), appearing in the Current Report on Form 8-K of Duke Energy Corporation dated October 1, 2007, and of our report relating to management’s report on the effectiveness of internal control over financial reporting dated March 1, 2007, appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
November 2, 2007